Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Steve Wallace
Senior Vice President – Human Resource
Real Mex Restaurants
562-346-1204
steve.wallace@realmexrestaurants.com

REAL MEX RESTAURANTS ANNOUNCES UPCOMING CFO SEPERATION

Cypress, Calif. – December 21, 2009 - Real Mex Restaurants, Inc. announced today that Steve Tanner, Executive Vice President and Chief Financial Officer, will be leaving the company effective February 12, 2010. The company has begun a search for a replacement.

Dick Rivera, President, CEO and Chairman of Real Mex Restaurants commented “Steve has made numerous contributions to Real Mex Restaurants over the past five years, not the least of which included the sale of the company to a new equity sponsor and refinancing of the company’s debt. I want to thank him for his efforts and hard work on behalf of the company and wish him well in his future endeavors. I also appreciate Steve’s willingness to stay on and help with the FY 2010 planning process and the completion of the year-end financial close.”

About Real Mex Restaurants
Headquartered in Cypress, California, Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 187 company owned restaurants. They include 70 El Torito Restaurants, 66 company-owned Chevys Fresh Mex® Restaurants, 32 Acapulco Mexican Restaurants, 9 El Torito Grill Restaurants, 2 Sinigual Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song and Larry’s, Casa Gallardo and El Paso Cantina.

Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at www.realmexrestaurants.com.